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                    September 16, 2022

       Stephen Pilatzke
       Chief Accounting Officer
       Volta Inc.
       155 De Haro Street
       San Francisco, California 94103

                                                        Re: Volta Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Form 8-K furnished
May 13, 2022
                                                            File No. 001-39508

       Dear Mr. Pilatzke:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing